Exhibit 10.3
RETIREMENT AND RELEASE AGREEMENT
THIS RETIREMENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the last date of execution (the “Effective Date”), by and between Core & Main LP, a Florida limited partnership (“Company”), and Mark Whittenburg (“Employee”). Each of Company and Employee may also be referred to herein as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Employee has served as General Counsel and Secretary of the Company pursuant to that certain Employment Agreement, dated as of February 9, 2018 (the “Employment Agreement”); and
WHEREAS, Employee intends to retire from the Company and the Parties desire to fully and finally end Employee’s employment and terminate the Employment Agreement on mutually agreeable terms.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:
1.Termination of Employee’s Employment and Employment Agreement. The Parties agree that Employee’s employment with Company, and the Employment Agreement, will terminate effective April 1, 2026 (“Termination Date”). Employee will not thereafter perform any duties for Company. By execution of this Agreement and effective as of the Termination Date, Employee hereby resigns each and every position he holds with the Company and any parent, subsidiary or affiliate thereof.
2.Retirement Pay. In exchange for the obligations and promises of Employee as set forth herein, provided Employee does not revoke this Agreement as set forth in Section 5, Company will pay to Employee a lump sum equal to $206,732.00 (“Retirement Pay”), payable as soon as administratively possible following the end of the revocation period specified in Section 5. Employee acknowledges and agrees that the Retirement Pay is in lieu of and not in addition to any amounts which may have been payable to Employee pursuant to the Company’s annual management incentive compensation plan (the “Bonus Plan”) or the Employment Agreement and that Employee hereby waives in full any and all rights to any amounts payable in respect of the Bonus Plan or pursuant to the Employment Agreement as a result of his termination. All payments made pursuant to this Agreement will be paid within a time period such that the payments are compliant with or exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), and are subject to withholding of applicable taxes and deductions.
3.Benefits. Employee’s medical benefits shall end on the last day of the month in which the Termination Date falls, pursuant to the terms of such plans and applicable law.
4.Release and Waiver of Claims by Employee. In exchange for the obligations and promises of Company as set forth herein, Employee hereby releases and forever discharges, on behalf of Employee and his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee (collectively, “Releasers”), Company and all its present, former, and future officers, board members, directors, partners, employees, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, and members of all of them (“Released Parties”) from any and all claims, demands, suits, grievances, liabilities or causes of action of any kind whatsoever now existing or later discovered that in any way relate to, are connected with, or arise directly or indirectly out of the employment of Employee by Company, up to the date of the execution of this Agreement. The claims released and waived by Releasers include, but are not limited to, all claims asserted, or which could have been asserted, pursuant to the Employment Agreement or otherwise, for severance pay, bonus, salary, sick leave, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, and any claims asserted or which could have been asserted under federal, state, or local constitution, statute, regulation, ordinance or law that in any way relate to employment, due process, non-vested pension benefits, harassment, discrimination or retaliation in employment, termination of employment, constructive discharge, or personal injury, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; any state or local anti-discrimination statutes, including but not limited to the Missouri Human Rights Act; any and all tort and personal injury claims; any claim that Company or Released Parties breached any contract, express or implied, with Employee, including the Employment Agreement; made any misrepresentations to Employee; constructively discharged Employee; discharged Employee in violation of public policy or acted in any way whatsoever in violation of Employee’s rights; defamation; invasion of privacy; promissory estoppel; and any and all claims for attorneys’ fees. Employee and Releasers covenant and agree that they have not filed and will not file any complaint, charge, or action against Company or the Released Parties with any local, state, or federal agency or court arising from or relating to Employee’s employment with Company, or any act or omission on the part of Company occurring on or prior to the date of this Agreement.
Employee agrees that this provision is intended to be all encompassing and to act as a full and total release of any such claim referenced above, except for those claims that cannot be released by private agreement, whether specifically enumerated herein or not, that Employee might have or have had, that exists or ever has existed on or up to the date of this Agreement. This Agreement does not apply to any claims or rights that may arise after the date that Employee signs this Agreement, reimbursement for expenses under the Company’s expense reimbursement policies, vested rights under Company’s ERISA-covered employee benefit plans, as applicable on the date Employee signs this Agreement, and any claims that may not be legally released by private agreement. Nothing in this Agreement shall affect any rights, claims, or obligations Employee may maintain presently or in the future individually as (i) a member of Core & Main Management Feeder, LLC or
(ii) a party to the Executive Common Unit and Profits Unit Agreement dated January 1, 2018.
In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (x) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (z) limits Employee from exercising rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
5.Revocation and Receipt. Employee acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act (OWBPA), that Employee received this Agreement on April 1, 2026, and that Employee has been given until the close of business on April 22, 2026, to consider and review this Agreement before signing it. Employee may accept the offer contained in the Agreement at any time within such period by signing it and delivering it to Company. If Employee does so, the 21-day period automatically ceases. Should Employee not execute this Agreement prior to the close of business on April 22, 2026, the terms and conditions of this Agreement will automatically expire. Employee further acknowledges that Employee may revoke (cancel) this Agreement within seven days after executing. This Agreement will be final and binding unless revoked by Employee within seven days after execution. To be effective, Employee’s revocation must be in writing and must be delivered to Company Attn: General Counsel, within the seven-day period. No payments under this Agreement will be made prior to the expiration of the seven-day revocation period. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (ADEA). Employee also acknowledges that the consideration given for the waiver and release set forth in this Agreement is in addition to anything of value to which Employee was already entitled without the waiver and release.
6.Counsel. Employee stipulates and acknowledges that Employee has been advised and directed to seek legal counsel and any other advice Employee wishes with respect to the terms of this Agreement before executing it. Employee further stipulates and acknowledges that Employee has decided, free of any duress or coercion, to enter into this Agreement. Employee further stipulates and acknowledges that Employee has read this Agreement and understands its terms.
7.No Admission. By entering into this Agreement, neither Party admits to any wrongdoing or liability whatsoever and, on the contrary, each expressly denies same. Employee agrees that the payment made herein is not meant to be construed as an admission of liability or wrongdoing on behalf of Company in any manner whatsoever.
8.Return of Company’s Property. To the extent Employee has not already done so, Employee agrees to immediately return all property and materials of Company, including, but not limited to, documents Employee generated or developed for or on behalf of Company while with Company, files, laptop, building access cards, manuals, confidential information, and any other property required to be returned by Employee, except that Employee may retain his cell phone (including the applicable telephone number) and iPad, subject to the Company’s removal of all Company information, including Confidential Information, from such devices. Employee will not receive any of the amounts described in Section 2 prior to Employee’s return of property and materials described herein. In connection with the termination of Employee’s employment, the Company hereby agrees to transfer the car utilized by Employee, specifically a 2020 Aston Martin V8 DB11, to Employee. The Company will transfer such vehicle to Employee on the Termination Date for $100 (such amount to be deducted from the Retirement Payment, with such transfer evidenced by delivery of the title for such car free and clear of all liens and encumbrances of any kind or nature whatsoever. Employee acknowledges and agrees that as of the day following the Termination Date, the Company has no further obligations whatsoever in respect thereof, including insuring such vehicle. Company acknowledges and agrees that until and including the Termination Date, Company shall have full responsibility for the vehicle, including insuring such vehicle.
9.Non-Disparagement. Employee agrees not to make disparaging remarks about the Company, its directors, officers, or employees. Company agrees that its current executive officers shall not make disparaging remarks about Employee. A violation of the non-disparagement obligations by a Party will entitle the other Party hereto to seek injunctive relief and damages, including amounts already paid pursuant to this Agreement, and reasonable legal fees incurred in enforcing this provision.
10.Confidential Information and Trade Secrets.
10.1.    The Employee acknowledges that through Employee’s employment with the Company, Employee has acquired and had access to the Company’s Confidential Information. Employee further acknowledges that Employee has not published, disclosed or used any of the Company’s Confidential Information except in accordance with Employee’s duties for the Company. The Employee agrees that

Employee will hold in confidence all Confidential Information of the Company and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after notice to the General Counsel of the Company. If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information, the Employee agrees to contact the General Counsel for written clarification. “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in the Employee’s memory, or has been compiled or created by the Employee. This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.
10.2.    The Employee also acknowledges that through Employee’s employment with the Company, Employee has acquired and had access to the Company’s Trade Secrets (as such term is defined by the Uniform Trade Secrets Act). The Employee further acknowledges that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. Employee agrees to hold in confidence all Trade Secrets of the Company that came into Employee’s knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.
10.3.    The Employee further acknowledges that his breach of any of the covenants in this section of the Agreement would result in immediate and irreparable harm to the Company, its partners, parent, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated by law. Accordingly, the Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Employee.
10.4.    Nothing in this Agreement is intended to prohibit Employee from reporting possible violations of federal law to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law. Employee does not need Company’s prior authorization to make any such reports or disclosures and is not required to notify Company that such reports or disclosures have been made.
10.5.    Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby notified that under the DTSA: (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

11. Protective Covenants. Employee acknowledges and agrees that Employee remains subject to that certain Confidentiality, Non-Solicitation and Noncompete Agreement entered into by and between Employee and Company as of February 23, 2022 and any other protective covenants that are incorporated in any award agreements or other prior agreements. The parties acknowledge and agree that each party remains subject to that certain Indemnification Agreement dated as of July 27, 2021 by and among Core & Main, Inc., Core & Main Holdings, LP, Company and Employee.
12. Employee Availability. Employee agrees, for a period of one (1) year following the end of the revocation period specified in Section 5, to make himself reasonably available to the Company to respond to reasonable requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, officers, directors or employees which may be within the knowledge of the Employee. Employee agrees to cooperate in good faith with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, partners, or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems the Employee’s cooperation necessary. In conjunction with Employee’s commitments under this paragraph, the Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation. If such cooperation is requested by Company to include legal advice to Company, Employee and Company agree to execute an appropriate agreement for such advice at that time.
13. Acknowledgment of No Wages Owing. Employee acknowledges that Employee has been paid for all hours worked on behalf of Company and that Company does not owe Employee any wages, salary or bonus. Employee further acknowledges that the amount contained in Section 2 is in lieu of and not in addition to any amounts which may have been payable pursuant to the Employment Agreement, and is sufficient consideration in exchange for the execution of this Agreement.
14. General Provisions.
14.1.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the separation and retirement from employment with Company by Employee and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.
14.2.    Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing and are deemed to have been duly given or made: (i) when delivered in person, (ii) (ii) in the case of overnight courier services, one day after delivery to the overnight courier service with payment provided for, or (iii) in the case of electronic mail when sent, verification received; in each case if addressed to the Company then to: Core & Main LP, Attention: General Counsel, 1830 Craig Park Court, St. Louis, MO 63146, and if addressed to Employee, then to the address which Company has on file.
14.3.    Legal Fees. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement are to be paid by the Party incurring such costs and expenses.
14.4.    Amendment; Waiver. No amendment, modification, supplement or termination of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is in writing and duly executed by the Parties to this Agreement. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.
14.5.    Remedies. Unless otherwise expressly limited in this Agreement, in the event of breach by one Party, the other Party will be entitled to exercise any and all rights and remedies available to it at law or in equity whether concurrently or separately, and the exercise of one remedy will not be deemed an election of such remedy or preclude the right to exercise any other remedy.
14.6.    Non-Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Party and any attempt to do so will be void.
14.7.    Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against each Party and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.
14.8.    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri applicable to contracts made and to be performed wholly within Missouri, without regard to choice or conflict of laws rules.
14.9.    Severability. Any provision of this Agreement which is determined to be prohibited, invalid, illegal, unenforceable or unauthorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, invalidity, illegality, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
14.10.    Counterparts. This Agreement may be executed by the Parties on any number of separate counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
14.11.    Section 409A. This Agreement is intended to comply with 409A or an exemption thereunder and shall be construed and administered in accordance with 409A. Notwithstanding anything else contained in this Agreement to the contrary, if Employee is a “specified employee” as determined pursuant to 409A, under any Company specified employee policy in effect at the time of the Employee’s “separation from service” (as determined under 409A) or, if no such policy is in effect, as defined in 409A), then, to the extent necessary to comply with, and avoid imposition on Employee of any tax penalty imposed under, 409A, any payment required to be made to Employee hereunder due to this Agreement shall be delayed until the first to occur of (i) the six-month anniversary of Employee’s separation from service and (ii) Employee’s death. For the avoidance of doubt, Employee hereby acknowledges and agrees that the Company will have no liability to the Employee or any other party if the payments contemplated by this Agreement are not exempt from, or compliant with, 409A, or for any action taken by the Company with respect thereto.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date written above.
COMPANY:    EMPLOYEE:

Core & Main LP

By: /s/ Mark Witkowski        /s/ Mark Whittenburg     Name: Mark Witkowski        Mark Whittenburg
Title: Chief Executive Officer                Date: April 1, 2026 Date:April 1, 2026